Exhibit 10.11

                                  AMENDMENT TO
                          WEBSTER FINANCIAL CORPORATION
                           PERFORMANCE INCENTIVE PLAN
                        AS AMENDED AND RESTATED EFFECTIVE
                                 JANUARY 1, 1996

     WHEREAS, the Board of Directors (the "Board") of Webster Financial Corporation ("Webster") has adopted and the stockholders of Webster have approved the Webster Financial Corporation Performance Incentive Plan as amended and restated effective January 1, 1996 (the "Plan");

     WHEREAS, the Board retained the right to amend the Plan in respects that do not decrease benefits that have become payable and that do not change the material terms of the Performance Period Targets (as defined in the Plan) or other performance goals under the Plan, without the approval of stockholders of Webster;

     WHEREAS, the compensation of the Chief Executive Officer of Webster is subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended;

     WHEREAS, the Board has determined that it is desirable and in the best interests of Webster to amend the provisions of the Plan concerning the vesting of restricted stock issued to the Chief Executive Officer of Webster pursuant to the Plan with respect to the Performance Period ending December 31, 1996 to avoid a possible loss of federal income tax deductions as a result of the provisions of such Section; and

     WHEREAS, the Chief Executive Officer of Webster has agreed to the terms of the amendment.

     NOW, THEREFORE, the Plan is amended as follows, subject to the written consent of the Chief Executive Officer:

     1. Section VI.F.2 of the Plan is amended in its entirety to read as follows:

          "The shares will vest after three years from the completion of the Program for which payment in restricted stock was selected; provided, however, that such number of shares shall not become vested at the end of such three-year period to the extent that the Company's compensation expense deduction for federal income tax purposes attributable to such vesting would be disallowed pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended and, in such case, so long as the Participant's employment with the Company continues, such number of shares shall vest in each succeeding Fiscal Year to the maximum extent possible without loss of the Company's deduction under such Section until the shares are fully vested. If the Participant's employment with the Company terminates before the shares become fully vested in accordance with the provisions of this Section for any reason other than death, total and permanent disability, normal retirement, early retirement with the consent of the Company or involuntary termination without Cause, the Participant will forfeit any right to the restricted shares and any Award from the corresponding Program that have not become vested at the time of such termination in accordance with this Section."

     2. The foregoing amendment shall be effective with respect to shares of restricted stock that were issued to the Chief Executive Officer Webster for the initial Performance Period of the Plan, which ended December 31, 1996, subject to the written consent the Chief Executive Officer to such amendment.

     3.   In other respects the Plan shall continue in full force and effect.



                                      * * *



The foregoing amendment to the Performance Incentive Plan was duly adopted and approved by the Board of Directors of Webster Financial Corporation on the 17th day of December, 1998.

                                                       /s/ Harriet Munrett Wolfe
                                                       -------------------------
                                                       Secretary



Accepted and agreed to this 17th day of December, 1998:

/s/ James C. Smith
-------------------------
James C. Smith
Chief Executive Officer


                                       2